ASSIGNMENT OF INTERESTS AND CLAIMS
                       ----------------------------------

         THIS ASSIGNMENT OF INTERESTS AND CLAIMS (the "ASSIGNMENT") is entered into as of July 28, 2006 by and between UNITED PACIFIC INDUSTRIES LIMITED, a Bermuda corporation ("PURCHASER"); and JACUZZI BRANDS, INC., a Delaware corporation, and USI AMERICAN HOLDINGS, INC. (successor-in-interest to USI Global Corp.), a Delaware corporation and wholly-owned subsidiary of Jacuzzi Brands, Inc. (collectively, "ASSIGNOR").

                                    RECITALS:
                                    ---------

         A. Assignor is the owner of 3,543,281 shares of common stock, $.001 par value per share of Spear & Jackson, Inc., a Nevada corporation (the "COMPANY"), representing approximately 61.8% of the issued outstanding common stock of the Company on a fully diluted basis (the "JACUZZI SHARES").

         B. Purchaser desires to purchase the Jacuzzi Shares and Assignor desires to sell the Jacuzzi Shares pursuant to the terms of that certain Stock Purchase Agreement dated as of March 23, 2006 (the "AGREEMENT").

         C. The Agreement provides that Assignor transfer and assign to Purchaser all of Assignor's rights and benefits inuring to the Jacuzzi Shares, as well as all rights of Assignor under that certain Stockholders' Agreement dated as of September 6, 2002 and that certain Registration Rights Agreement dated as of September 6, 2002 (the "RRA") as set forth in the Agreement with regard to the Jacuzzi Shares (the "PURCHASER'S RIGHTS"); and Purchaser desires to accept such assignment from Assignor. Purchaser may assign its rights and interests hereunder to the same wholly-owned direct or indirect subsidiary of Purchaser to which it assigns any of its rights under the Agreement; PROVIDED that any assignment by Purchaser of its rights and interests hereunder shall not relieve the Purchaser of its obligations hereunder.

         D. Assignor also desires to transfer and assign to Purchaser, all of Assignor's claims and rights, if any, in the IN RE SPEAR class action litigation (Case No. 4-80375) pending in the U.S. District Court of Florida, Southern District and the litigation entitled SEC V. SPEAR & JACKSON, ET AL. (Case Nos. 4-80354 and 4-20654) filed in the U.S. District Court, Florida Southern District relating to or arising out of Assignor's prior ownership of the Jacuzzi Shares and any other litigation which may be instituted arising out of Assignor's prior ownership of such Shares, respectively (all such litigation, hereinafter the "LITIGATION").

                                   ASSIGNMENT
                                   ----------

         Assignor, for itself, its successors and assigns and all persons claiming by or through it, hereby transfers, conveys and assigns to Purchaser as of the date and time of execution and delivery hereof, (i) all of Assignor's rights and benefits inuring to the Purchaser's Rights; and (ii) all of Assignor's claims and rights if any, in the Litigation, including such rights of Assignor that have accrued prior to the date hereof (including the right to receive any amounts due or accrued to the Assignor prior to such date) (the "ASSIGNED INTEREST"). Assignor does not make nor shall it be deemed to have made any representation or warranty, express or implied, as to the Assigned Interest. Upon the execution of this Assignment, the Assignor shall have no further duty, obligation or liability in respect of the Assigned Interest and Purchaser shall hold Assignor harmless in respect of any collateral actions or claims brought in connection with the Assigned Interest. By executing this Assignment, Purchaser also agrees to be bound by the terms of the RRA.

         Assignor shall execute and deliver such documents and instruments, and do such other acts and things, as Purchaser may reasonably request for the purpose of carrying out the purposes and intent of this Assignment.

         This Assignment shall be governed by the laws of the State of New York.

         IN WITNESS WHEREOF, Assignor has executed this instrument as of the date first-above written.

PURCHASER:                                  ASSIGNOR:

UNITED PACIFIC INDUSTRIES                   JACUZZI BRANDS, INC.
    LIMITED

By: /s/ Brian Beazer                        By: /s/ Steven Barre
    ----------------                            ----------------
    Name:  Brian C. Beazer                      Name:  Steven C. Barre
    Title: Chairman                             Title: Senior Vice President,
                                                       General Counsel and
                                                       Secretary


                                            USI AMERICAN HOLDINGS, INC.

                                            By: /s/ Steven Barre
                                                ----------------
                                                Name:  Steven C. Barre
                                                Title: Senior Vice President,
                                                       General Counsel and
                                                       Secretary

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